EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Jushi Holdings Inc. on Form S-8 (Registration No. 333-268565) of our report dated April 17, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Jushi Holdings Inc. as of December 31, 2022 and 2021 and for each of the years in the three year period ended December 31, 2022 appearing in the Annual Report on Form 10-K of Jushi Holdings Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP
Chicago, Illinois
April 17, 2023